Exhibit 99.1

ZORAN CORPORATION ANNOUNCES SUCCESSFUL COMPLETION
OF OAK TECHNOLOGY ACQUISITION

Santa Clara, Calif. - August 11, 2003 - - Zoran Corporation (Nasdaq: ZRAN), a leading provider of digital solutions-on-a-chip for the DVD and digital camera markets, today announced that its acquisition of Oak Technology, Inc., a leading provider of embedded solutions for the HDTV and digital imaging markets has been approved by both companies’ stockholders and will be effective as of 4:01 p.m. eastern time today. Under the terms of the merger agreement, first announced on May 5, 2003, stockholders of Oak will receive 0.2323 of a share of Zoran common stock and $1.78 in cash for each share of Oak common stock they held. After the effective time of the merger, shares of Oak common stock will cease trading on the Nasdaq National Market, and Oak will operate as a wholly-owned subsidiary of Zoran.

Conference Call
A conference call has been scheduled for 5 p.m. ET on Monday, August 11, to discuss the completion of the merger. To listen to the call, please call 617-786-4511 approximately five minutes prior to the start of the call. For those who are not available to listen to the live conference call, a replay will be available via telephone from approximately 6:00 p.m. on August 11 until Midnight ET on August 18. The access number for the replay is 617-801-6888, confirmation number 31961737. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties through the investor relations section of Zoran’s website at www.zoran.com. Please access the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

About Zoran Corporation
Zoran Corporation, based in Santa Clara, California, is a leading provider of digital solutions-on-a-chip for applications in the growing consumer electronics markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio, video, and imaging applications. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD products and digital cameras have received recognition for excellence and are now in millions of homes worldwide. With headquarters in the U.S. and operations in Canada, China, Hong Kong, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-919-4111.

Zoran is a trademark of Zoran Corporation.
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